Exhibit 5.1

April 5, 2013

Martha Stewart Living Omnimedia, Inc.

601 West 26th Street

New York, New York 10001

Ladies and Gentlemen:

I have acted as counsel to Martha Stewart Living Omnimedia, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) relating to 4,557,272 shares of the Company’s Class A Common Stock (the “Common Stock”), to be issued pursuant to the Martha Stewart Living Omnimedia, Inc. Omnibus Stock and Option Compensation Plan (the “Plan”).

I have examined the originals, or copies certified or otherwise identified to my satisfaction, of the Plan and such other corporate records, documents, certificates or other instruments as in my judgment are necessary or appropriate to enable me to render the opinion set forth below. The opinions expressed herein are limited to the laws of the State of Delaware.

Based on the foregoing, I am of the opinion that authorized but not previously issued shares of Common Stock which can be issued under the Plan have been duly authorized and when issued in accordance with the terms of the Plan will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

    /s/  Daniel Taitz

Daniel Taitz

Chief Administrative Officer, General Counsel

and Secretary